UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

20701 Cooperative Way Dulles, VA	20166-6691 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 467-1800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On March 28, 2013, we amended our $1,125 million three-year, $885 million four-year, and $835 million five-year revolving credit agreements to (i) extend the maturity dates for the three-year, four-year, and five-year revolving credit agreements to October 21, 2015, 2016, and 2017, respectively, and (ii) lower the facility fee for the three-year revolving credit agreement to 10 basis points.  With respect to the three-year agreement, $219 million of commitments will expire at the original maturity date of March 21, 2014 and the facility fee for lenders holding such commitments will continue to be 15 basis points until maturity.  In addition, we exercised our option to increase the commitment levels for the four-year and five-year revolving credit agreements to $1,008 million, and $958 million, respectively. The facility fee and applicable margin under each agreement are determined by the pricing matrices in the agreements based on our senior unsecured credit ratings. With respect to the borrowings, we have the right to choose between a (i) Eurodollar rate plus an applicable margin or (ii) base rate calculated based on the greater of prime rate, the federal funds effective rate plus 0.50 percent or the one-month LIBOR rate plus 1 percent, plus an applicable margin. Our ability to borrow or obtain a letter of credit under all of the agreements is not conditioned on the absence of material adverse changes with regard to CFC. We also have the right, subject to certain terms and conditions, to increase the aggregate amount of the commitments under (i) the three-year credit facility to a maximum of $1,500 million, (ii) the four-year credit facility to a maximum of $1,300 million and (iii) the five-year credit facility to a maximum of $1,300 million.

The foregoing summary is qualified in its entirety by reference to the full text of the amendments, which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ Steven L. Lilly
       Steven L. Lilly
       Senior Vice President and Chief Financial Officer

Dated:  April 3, 2013